EXHIBIT 99.1

Wednesday, May 20, 2026

Contact:	Jason Long Chief Financial Officer and Secretary (804) 843-2360

C&F Financial Corporation

Announces Quarterly Dividend

Toano, VA -- The Board of Directors of C&F Financial Corporation (NASDAQ:CFFI) (the Corporation) has declared a regular cash dividend of 48 cents per share, which is payable July 1, 2026 to shareholders of record on June 15, 2026.

The Board of Directors of the Corporation continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

About C&F

C&F Bank operates 32 banking offices and five commercial loan offices located throughout Virginia and offers full wealth management services through its subsidiary C&F Wealth Management, Inc. C&F Mortgage Corporation and its subsidiary C&F Select LLC provide mortgage loan origination services through offices located in Virginia and the surrounding states. C&F Finance Company provides automobile loans through indirect lending programs offered primarily in the Mid-Atlantic, Midwest and Southern United States from its headquarters in Henrico, Virginia.

Additional information regarding the Corporation’s products and services, as well as access to its filings with the Securities and Exchange Commission, are available on the Corporation’s website at http://www.cffc.com.